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               [LETTERHEAD OF BAKER & BOTTS, L.L.P. APPEARS HERE]



                                                                       EXHIBIT 5


                                                               December 22, 1995

Tele-Communications, Inc.
5619 DTC Parkway
Englewood, CO  80111

     Re:   Tele-Communications, Inc.
           Registration Statement on Form S-4
           ----------------------------------

Ladies and Gentlemen:

     Reference is made to the registration statement on Form S-4 (as amended to the date hereof, the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act") by Tele-Communications, Inc., a Delaware corporation (the "Company"), with respect to shares of the Company's Redeemable Convertible TCI Group Preferred Stock, Series G, par value $.01 per share ("TCI Group Preferred Stock"), Redeemable Convertible Liberty Media Group Preferred Stock, Series H, par value $.01 per share ("Liberty Media Group Preferred Stock"), Tele-Communications, Inc. Series A TCI Group Common Stock, par value $1.00 per share ("Series A TCI Group Common Stock"), and Tele-Communications, Inc. Series A Liberty Media Group Common Stock, par value $1.00 per share ("Series A Liberty Media Group Common Stock"). The shares of TCI Group Preferred Stock, Liberty Media Group Preferred Stock, Series A TCI Group Common Stock and Series A Liberty Media Group Common Stock are being registered under the Securities Act in connection with an Agreement and Plan of Merger dated as of July 10, 1995, as amended, among the Company, TCI Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of the Company ("Merger Sub"), and United Video Satellite Group, Inc., a Delaware corporation ("UVSG") (together with the exhibits and schedules thereto, the "Merger Agreement"). The Merger Agreement provides for, among other things, the merger (the "Merger") of Merger Sub with and into UVSG, in a transaction in which the holders of UVSG's Class A Common Stock shall have the right to elect to convert up to 50% of their shares of such stock into the right to receive, and each share of UVSG's Class B Common Stock shall be converted into the right to receive, one share of TCI Group Preferred Stock and one share of Liberty Media Group Preferred Stock (in each case except as otherwise provided in the Merger Agreement). The TCI Group Preferred Stock will be convertible into shares of Series A TCI Group Common Stock, and the Liberty Media Group Preferred Stock will be convertible into shares of Series A Liberty Media Group Common Stock. The shares of TCI Group Preferred Stock, Liberty Media Group Preferred Stock, Series A TCI Group Common Stock and Series A Liberty Media Group
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Common Stock are described in the Proxy Statement/Prospectus (the "Prospectus")
included in the Registration Statement. All capitalized terms used but not defined herein have the meanings ascribed thereto in the Prospectus.

     This opinion of counsel is being furnished, at your request, to you for filing as Exhibit 5 to the Registration Statement. In rendering our opinion, we have examined the Company's Restated Certificate of Incorporation and By-Laws, each as amended; the proposed Certificates of Designations for the TCI Group Preferred Stock and Liberty Media Group Preferred Stock, respectively (the "Certificates of Designations"); resolutions of the Board of Directors of the Company with respect to the Merger, the filing of the Registration Statement and related matters; the Merger Agreement; and certain other documents, records, instruments and certificates of public officials and of representatives of the Company provided to us by the Company and UVSG.

     Based upon the foregoing and subject to the limitations set forth in the immediately following paragraph, and subject to (i) the approval and adoption of the Merger Agreement by the stockholders of UVSG pursuant to the Delaware General Corporation Law, as amended (the "DGCL"), (ii) the filing and effectiveness in accordance with the DGCL of a certificate of merger with respect to the Merger, as provided in the Merger Agreement, (iii) the filing and effectiveness of each of the Certificates of Designations in accordance with the DGCL, (iv) issuance of the shares of TCI Group Preferred Stock and Liberty Media Group Preferred Stock pursuant to the Merger Agreement and (v) in the case of our opinion set forth in clause (b) below, the conversion of such shares into shares of Series A TCI Group Common Stock and Series A Liberty Media Group Common Stock in accordance with the Certificates of Designations, it is our opinion that (a) the shares of TCI Group Preferred Stock and Liberty Media Group Preferred Stock to which the Registration Statement relates, when issued in the Merger, and (b) the shares of Series A TCI Group Common Stock and Series A Liberty Media Group Common Stock to which the Registration Statement relates, when issued upon conversion of such shares of TCI Group Preferred Stock and Liberty Media Group Preferred Stock, respectively, will be duly authorized, validly issued, fully paid and non-assessable.

     In rendering the foregoing opinion, we have relied on certificates of officers of the Company as to factual matters. We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or conformed copies or photocopies. We have also assumed the accuracy of the representations and warranties of the parties contained in the Merger Agreement. We have further assumed that there will be no changes in applicable law between the date of this opinion and (A) the issuance of the shares of TCI Group Preferred Stock and Liberty Media Group Preferred Stock pursuant to the Merger or (B) the conversion of such shares into shares of Series A TCI Group Common Stock and Series A Liberty Media Group Common Stock, and that the Merger will be consummated in the manner contemplated by the Prospectus and in accordance with the provisions of the Merger Agreement.
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     We hereby consent to the filing of this opinion as Exhibit 5 to the
Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the Prospectus. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     Jerome H. Kern, a partner of Baker & Botts, L.L.P., is a director of the Company.

                                                    Very truly yours,

                                                    BAKER & BOTTS, L.L.P.